Exhibit 10.24

December 23, 2014

Sent via email

Mr. Steve Guillame

3002 Majestic Oaks Drive

St Charles, IL 60174

Dear Steve:

On behalf Spartan Motors, Inc., we are pleased that you will be joining our Spartan Motors team.

As a follow-up to our conversation of today,this letter is to confirm our offer of employment with Spartan Motors, Inc. in the position of Vice President, New Business Development & Joint Ventures reportingto Daryl Adams, Chief Operating Officer.

The followingoutlines the components of our offer of employment:

Your bi-weekly base salary will be $8,077 which annualized equals $210,000. You will receive a guaranteed minimum increase of 3% in 2016.

You will be eligible to participate in the Annual Incentive Compensation Plan. This incentive bonus is based upon the corporation's overall financial performance and performance to operational objectives. The target level for this bonus in your position is 35% of your annual base sa.lary. The actual payout depends on the company's financial performance.

You will also be eligible to participate in the Annual Long Term Incentive Plan ("annual stock award") for restricted stock grants valued at an equivalent amount of 30% of your annual base salary. These discretionary performance based awards are to be granted by the Spartan Motors Board of Directors on an annual basis. Restricted stock grants are awarded solely within the discretion of the Spartan Motors board, and are not guaranteed. Restricted stock grants are subject to the terms of the applicable Company stock plan. This stock will be fully vested over a three (3) year period. Your first eligibility for this stock grant will be in 2015.

Sign-on Bonus -Spartan is offering a one-time sign on bonus in the amount of $10,000 which will be paid within thirty (30) days of your hire. Should you leave Spartan prior to two (2) years, the sign-on would be repaid on a pro rata basis.

You will receive (4) four weeks of vacation benefits upon your date of hire and will accrue bi- weekly at the rate of 6.16 thereafter. The vacation period is the calendar year. If your employment ends within one year of your date of hire (with or without cause), you will not be paid for the unused vacation.

Spartan Motors will pay for reasonable relocation costs associated with your family's move to the mid-Michigan region according to the Company's executive relocation guidelines. This will include moving of your household items,house-hunting trips and closing costs. This relocation offer will expire one year from your hire date. In addition, should you voluntarily leave Spartan Motors within your first year of employment; you will be required to repay any relocation costs paid.

Absent employee misconduct, in the event your employment with Spartan Motors is involuntarily terminated, you will be eligible to-receive a one (1) year severance .

You will also be eligible for our medical benefits 61calendar days from your date of hire. Spartan Motors offers one PPO plan and a High Deductible Plan with an HSA. There are also Dental and Vision plans available separate from the health plan offerings. If you are in need of COBRA coverage for two months,we w ill reimburse you the two month cost.

You will also be automatically enrolled at 3% in the Spartan Motors Retirement Plan, a 401(k) Plan, the first day of the month following sixty {60) days of employment . Spartan Motors matches 25% of the associate's contribution up to the first 6%. If you have an existing balance in a 401(k) plan and wish to roll it over,information can be obtained from our Human Resources Department.

Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, without liability to you other than as expressly provided in this agreement. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this matter. Although your job duties, title, compensation and benefits, as well as the Company personnel policies and procedures,may change from time to time (subject to your rights hereunder in any such event), the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Compensation Committee ofthe Board.

By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you are a full time employee at the Company, you will abide by your duty of loyalty to the Company and will devote your full time, energy and attention to the interests of the Company,subject to your devotion of time to manage your personal assets and investments, to participate in charitable, professional and community activities and to service on boards of directors of other companies, provided such devotion of time does not materially interfere with your service to the Company.

As we discussed, all of these commitments are subject to you beginningyour employment with Spartan Motors on January 5, 2015.

Spartan Motors has a Confidentiality Agreement, background check forms that will require your signature and this offer is pendingthe results of this check.

Attached for your review are a number of items already mentioned - Employment Inquiry Release, a summary of Associate benefits (two documents) and an Application for Employment.

If the above terms and conditions of our offer of employment are acceptable, please place your signature, date below, and return a scanned copy to my attention. Also, please mail the originally signed letter to my attention.

If you have any questions concerningthis letter, please do not hesitate to contact me through my contact information previously supplied.

Lastly,in anticipation of your acceptance of this offer,we wish you every success as you join the Spartan Motors team. Acceptance is requested before or by the end of the day on December 24, 2014.

Sincerely,

/s/ Thomas C. Schultz

By: Thomas C. Schultz

Its: Corporate Vice President, Human Resources SPARTAN MOTORS, INC

Acknowledged and agreed to the 24th day of December, 2014

/s/ Steve Guillaume

Steve Guillaume